Exhibit 99.2

B. Riley Principal 250 Merger Corp. Closes Full Exercise of IPO Overallotment Option

NEW YORK, June 17, 2021 /PRNewswire/ -- B. Riley Principal 250 Merger Corp. (the "Company") (NASDAQ: BRIVU, BRIVW, BRIV), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY), today announced that on June 14, 2021, the underwriters of its previously announced initial public offering of units consisting of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and one-third of one redeemable warrant of the Company (each, a “Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, exercised their option to purchase an additional 2,250,000 shares at the public offering price of $10.00 per share, resulting in additional gross proceeds of approximately $22.5 million.

After giving effect to the full exercise of the overallotment option, the total number of shares sold in the public offering increased to 17,250,000 shares and gross proceeds into the trust increased to approximately $172.5 million. On June 14, 2021, simultaneously with the underwriters’ exercise of the overallotment option, the Company consummated a private sale of an additional 45,000 private placement units to B. Riley Principal 250 Sponsor Co., LLC, the sponsor, at a purchase price of $10.00 per private placement unit, generating gross proceeds of $450,000.

B. Riley Securities, Inc. acted as the sole book-running manager for the offering.

The offering was made by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from B. Riley Securities, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC"). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B. Riley Principal 250 Merger Corp.

B. Riley Principal 250 Merger Corp. is a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, it intends to focus on established businesses that have an aggregate enterprise value of approximately $800 million to $2 billion. The Company will seek to capitalize on the significant experience of its management team in consummating an initial business combination with the ultimate goal of pursuing attractive returns for shareholders. The Company is sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY). Visit https://brileyfin.com/principal250mergercorp/ for more information.

Contacts

Investors:

Dan Shribman

dshribman@brileyfin.com

(212) 457-3300

Media:

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425

SOURCE B. Riley Principal 250 Merger Corp.

Related links: https://brileyfin.com/principal250mergercorp